Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Market Linked Securities—Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an Equity Basket due June 4, 2027

Term Sheet dated April 30, 2024 to Preliminary Pricing Supplement dated April 30, 2024 (the “PPS”)

Summary of Terms

Issuer	Barclays Bank PLC
Market Measures	An equally weighted basket (the “Basket”) consisting of the common stock of Apple Inc. (the “AAPL Stock”), the common stock of Amazon.com, Inc. (the “AMZN Stock”), the Class A common stock of Alphabet Inc. (the “GOOGL Stock”), the Class A common stock of Meta Platforms, Inc. (the “META Stock”), the common stock of Microsoft Corporation (the “MSFT Stock”) and the common stock of NVIDIA Corporation (the “NVDA Stock”) (each referred to as a “Basket Component,” and collectively as the “Basket Components”)
Pricing Date	May 30, 2024
Issue Date	June 4, 2024
Calculation Day	June 1, 2027
Stated Maturity Date	June 4, 2027
Principal Amount	$1,000 per security
Maturity Payment Amount (per security)

The maturity payment amount will equal:

•

If the ending level is greater than the starting level, $1,000 plus the lesser of:

(i)

$1,000 × basket return × upside participation rate; and

(ii)

the maximum return

•

If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000

•

If the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

Starting Level	100.00
Ending Level	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 1/6 times the component return of the AAPL Stock; (B) 1/6 times the component return of the AMZN Stock; (C) 1/6 times the component return of the GOOGL Stock; (D) 1/6 times the component return of the META Stock; (E) 1/6 times the component return of the MSFT Stock; and (F) 1/6 times the component return of the NVDA Stock.
Threshold Level	80.00, which is equal to 80% of the starting level
Maximum Return	At least 50.00% of the principal amount (at least $500.00 per security), to be determined on the pricing date
Upside Participation Rate	100%
Buffer Amount	20%
Basket Return	(ending level – starting level) / starting level
Component Return	For each Basket Component, (ending component price – starting component price) / starting component price
Starting Component Price	For each Basket Component, its stock closing price on the pricing date
Ending Component Price	For each Basket Component, its stock closing price on the calculation day

Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06745QQG7 / US06745QQG72
Agent Discount	Up to 3.075%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.25% and WFA may receive a distribution expense fee of 0.075%. Selected dealers may receive a fee of up to 0.15% for marketing and other services.

Hypothetical Payout Profile*

* assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Basket from the starting level in excess of 20% and will lose up to 80% of the principal amount of your securities at maturity.

Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $934.70 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the PPS.

Investors should carefully review the accompanying PPS, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

PPS:

http://www.sec.gov/Archives/edgar/data/312070/000095010324006033/dp210601_424b2-
5966wfpps.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying PPS and “Risk Factors” in the accompanying product supplement and prospectus supplement.

This term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in any of the securities composing the Basket. You should carefully review the risk disclosures set forth under the “Risk Factors” sections of the prospectus supplement and product supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Up To 80% Of The Principal Amount Of Your Securities At Maturity.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Securities, And Changes In The Prices Of The Basket Components May Offset Each Other.
•	No Periodic Interest Will Be Paid On The Securities.
•	Any Payment On The Securities Will Be Determined Based On The Stock Closing Prices Of The Basket Components On The Dates Specified.
•	Owning The Securities Is Not The Same As Owning Any Or All Of The Basket Components.
•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.
•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.
•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.
•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.
•	There Are Risks Associated With Single Equities.
•	We Cannot Control Actions By An Underlying Stock Issuer.
•	We And Our Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.
•	You Have Limited Anti-dilution Protection.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.
•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., Wells Fargo Securities, LLC Or Their Respective Affiliates.
•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.
•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-1 dated October 17, 2022, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.